UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2019
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)

(651) 259-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 17 §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, One-tenth of One Cent ($0.001) Par Value Per Share	CSII	The Nasdaq Stock Market LLC

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Effective July 24, 2019, Scott Bartos resigned from the Board of Directors of Cardiovascular Systems, Inc. (the “Company”). Mr. Bartos’ resignation was not due to a disagreement with the Company.

On July 25, 2019, the Board of Directors of the Company elected Erik Paulsen as a Class I director to fill the vacancy created by Mr. Bartos’ resignation. The Board of Directors also appointed Mr. Paulsen as a member of the Governance/Nominating Committee.

Mr. Paulsen was not elected to the Board of Directors pursuant to any arrangement or understanding between him and any other person. Mr. Paulsen has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during the current or preceding fiscal year. In connection with his service as a director, Mr. Paulsen will participate in the Company’s Board of Directors compensation program for the year ending June 30, 2020. In addition, Mr. Paulsen executed the Company’s standard Indemnification Agreement for directors.

On July 25, 2019, the Company issued a press release announcing these changes to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

Executive Compensation

On July 24, 2019 and July 25, 2019, the Human Resources and Compensation Committee (the “Committee”) and the Board approved the incentive compensation plans for our executive officers for the year ending June 30, 2020, as described below.

Cash Bonus Plan

For the 12-month period ending June 30, 2020, each executive officer is eligible to receive cash incentive compensation pursuant to the Fiscal 2020 Executive Officer Bonus Plan (the “Bonus Plan”), based on our achievement of revenue and Adjusted EBITDA financial goals for such period. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. In addition, Adjusted EBITDA may be further adjusted by the Committee to include or exclude the events set forth in Section 7(b) of the Company’s 2017 Equity Incentive Plan and other unforeseen expenses. Target bonus amounts are weighted 75% for the revenue goal and 25% for the Adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 115% for the Chief Executive Officer, 100% for the Chief Operating Officer, 75% for the Chief Financial Officer and General Counsel, and 50% for the other executive officers. Depending upon our performance against the goals, participants are eligible to earn up to 200% of each of the Adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers.

Long-term Incentive Plan

Each executive officer will receive grants of restricted stock under the fiscal 2020 long-term incentive plan, effective three business days following the release of the Company’s financial results for the year ended June 30, 2019. The restricted stock grants will be based on a target equity percentage of each executive officer’s base salary, with 40% of such target amount allocated to time-vesting restricted stock and 60% of such target amount allocated to performance-vesting restricted stock; provided, that the performance-vesting restricted stock will be granted to each executive officer at 200% of the target number of shares allocated to performance-vesting restricted stock, and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 450% for the Chief Executive Officer, 200% for the Chief Operating Officer, 150% for the Chief Financial Officer, and 125% for the other named executive officers.

The time-vesting restricted stock grants will vest in equal installments of 1/3 in August 2020, 2021 and 2022. The performance-vesting restricted stock grants will vest based on our total shareholder return relative to total shareholder return of our peer group (as determined by the Committee), as measured by the closing prices of our stock and the peer group members for the 90 trading days preceding July 1, 2019 compared to the closing prices of our stock and the stock of the peer group members for the 90 trading days preceding July 1, 2022. Vesting of the performance-vesting shares will be determined on the date that our Form 10-K for the fiscal year ending June 30, 2022 is filed.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated July 25, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 25, 2019

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Alexander Rosenstein
Alexander Rosenstein General Counsel and Corporate Secretary